Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into on this 2nd day of November, 2012, by and between Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Company”), and Laurence S. Geller (the “Executive”).

WHEREAS, the Executive and Company have entered into an Employment Agreement, dated August 27, 2009, as amended on September 27, 2012 (the “Employment Agreement”), pursuant to which the Executive currently serves as the President and Chief Executive Officer of the Company and a member of its Board of Directors; and

WHEREAS, the Company and the Executive desire to set forth herein their mutual agreement with respect to the matters addressed herein, including matters pertaining to the Executive’s cessation of his employment and positions with the Company, all upon the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Termination of Employment and Service. Pursuant to the mutual agreement of the parties, effective as of the date hereof (the “Date of Termination”), the Executive shall cease to be an employee, officer and director of the Company and all of its affiliated entities.

2. Payment of Accrued Benefits; Equity Awards.

(a) Accrued Benefits. Not later than 30 calendar days after the Date of Termination, the Company shall pay to the Executive all amounts, if any, due to the Executive for earned salary and accrued and unused vacation through the Date of Termination. The Executive’s rights to receive benefits accrued or payable under the Company’s employee benefit plans shall be governed by the terms of such plans, as may be amended from time to time.

(b) Severance Payment. No later than 30 calendar days after the Date of Termination, the Company shall pay to the Executive a lump sum cash payment in an aggregate gross amount equal to $1,050,000.

(c) Equity Awards. Solely for purposes of the Executive’s outstanding performance share agreement and outstanding stock unit awards granted under the Company’s Second Amended and Restated 2004 Incentive Plan (the “2004 Incentive Plan”), the Executive’s termination of employment from the Company shall be deemed a termination without Cause (within the meaning of the underlying award agreements) and (i) 210,396 performance shares (representing the aggregate performance shares subject to such outstanding award) shall remain eligible for vesting based on the Company’s actual performance through December 31, 2014 and (ii) 250,001 stock units (representing the aggregate stock units subject to such outstanding awards) shall vest and, in each case, the awards shall be settled to the extent contemplated by the underlying award agreements and the 2004 Incentive Plan in the event of such a termination. Any distribution of the Company’s common stock pursuant to the vesting of such outstanding performance share and stock unit awards shall, consistent with the Executive’s prior deferral elections, be distributed to the Executive in a series of annual payments over five years following the vesting of such awards, subject to the Executive’s continued compliance with the terms of this Agreement.

(d) Value Creation Plan. Notwithstanding the foregoing, solely for purposes of the Company’s Value Creation Plan, effective August 27, 2009 and amended as of May 23, 2011 (the “Value Creation Plan”), the Executive’s termination of employment from the Company shall be deemed a “Termination of Service . . . by the Employer without Cause” (within the meaning of the Value Creation Plan) and the Executive’s outstanding units granted under the Value Creation Plan shall vest and be settled to the extent contemplated by the Value Creation Plan in the event of such a termination. Any distribution to be made to the Executive in connection with the Value Creation Plan shall be made consistent with the Executive’s prior deferral election regarding such plan.

3. Federal and State Withholding. The Company shall deduct from any compensation payable by the Company to the Executive the amount of all taxes required to be withheld under applicable law with respect to such payments.

4. Return of Company Property; Storage and Return of Executive Property; Company Hotels.

(a) Promptly following the Date of Termination (but in no event later than ten business days following such date), the Executive shall return to the Company, at the Executive’s cost, all property of the Company and its affiliates in the Executive’s possession or under the Executive’s control, including but not limited to artwork and furniture; provided that the Executive may retain any computing and communications equipment in his possession that belongs to the Company if the Executive cooperates with the Company to ensure that the Company shall have access to such computing and communications equipment to remove from such equipment all software, files and other information pertaining to the Executive’s employment by the Company.

(b) Until December 31, 2012, the Executive shall have the right to continue to store at the Chicago Fairmont the car, artwork and limited additional personal property belonging to the Executive that is on the premises of the Chicago Fairmont on the Date of Termination.

(c) The Company and the Executive shall cooperate so that all personal property of the Executive that is, as of the Date of Termination, located at the offices of the Company, shall, prior to December 31, 2012, be removed from such offices and, at the Company’s cost, be returned to the Executive.

(d) For a period of twelve months from the Date of Termination, the Executive shall be entitled to reasonable usage of the Company’s hotels for himself, subject to availability and such other reasonable restrictions as may be imposed by the Company, at the rate then applicable for Company employees; provided that all such usage shall be arranged through reservations made in advance through the Company’s Office of the Chief Executive.

5. Release of Claims.

(a) Release by the Executive. The Executive, on behalf of himself and anyone claiming through him, including, but not limited to, his past, present and future spouses, family members, relatives, agents, attorneys, representatives, heirs, executors and administrators, and the predecessors, successors and assigns of each of them, hereby waives and releases the Company and each of its past and present divisions, subsidiaries, other affiliates, other related entities (whether or not such entities are wholly owned) and each of the past and present owners, trustees, fiduciaries, officers, directors, partners, employees, agents, attorneys and representatives thereof, and each of the predecessors, successors and assigns of each of them (hereinafter jointly referred to as the “Company Released Parties”), with respect to any and all known and unknown claims which the Executive now has, or has ever had, against any of the Company Released Parties for or related in any way to anything occurring from the beginning of time up to and including the date on which he signs this Agreement, including, without limiting the generality of the foregoing: (a) any and all claims which in any way result from, arise out of, or relate to, the Executive’s employment by any of the Company Released Parties or the termination of such employment, including, but not limited to, any and all claims for severance or termination payments under any agreement between the Executive and any of the Company Released Parties or any program or arrangement of any of the Company Released Parties; (b) any and all claims that could have been asserted by the Executive or on his behalf against any of the Company Released Parties in any federal, state or local court, commission, department or agency; and (c) any and all claims that could have been asserted by the Executive or on his behalf against any of the Company Released Parties under any fair employment, contract or tort law, or any other federal, state or local law, regulation, ordinance, common law or other source of law (in each case, as in effect or amended from time to time), including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Lilly Ledbetter Fair Pay Act of 2009, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, or under any compensation, bonus, severance, retirement or other benefit plan; provided, however, that nothing contained in this Section 5 shall apply to, or release the Company from (i) any obligation contained in this Agreement, (ii) any obligation which the Company may have (if any) to provide benefits to the Executive under any plans or programs of the Company which continue to be applicable to the Executive, except as otherwise expressly provided in this Agreement, (iii) any obligation which the Company may have (if any) to indemnify the Executive pursuant to its articles of incorporation, by-laws, or other governing documents, (iv) any obligation which the Company may have (if any) to provide coverage to the Executive pursuant to its director and officer insurance policy with respect to actions or omissions of the Executive during his service as a director or officer of the Company, or (v) any claim that cannot be waived or released by law, such as unemployment or workers compensation claims. The Executive expressly represents and warrants that he has not filed or had filed on his behalf any claim against any of the Company Released Parties, and has not transferred or assigned any rights or causes of action that he might have against any of the Company Released Parties.

The Executive represents and agrees that he has read and understands the terms and effect of this Agreement and that he has received a reasonable and sufficient period of time to review and consult with his own legal counsel concerning the provisions of this Agreement.

(b) Release by the Company. The Company, on behalf of itself and anyone claiming through it (the “Company Releasing Parties”), hereby agrees not to sue the Executive based upon the facts that are known on the date of this Agreement by any director of the Company (not including the Executive) as of the date of this Agreement (the “Known Facts”), and agrees to release and discharge, fully, finally and forever, the Executive from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, asserted or not asserted, foreseen or unforeseen, which the Company Releasing Parties ever had or may presently have against the Executive arising from the beginning of time up to and including the date of this Agreement, including, without limitation, all matters in any way related to the Executive’s employment by the Company or his service as an officer or director of the Company or the terms and conditions thereof, but only to the extent such claims, causes of actions, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands are based upon Known Facts; provided, however, that nothing contained in this Section 5(b) shall apply to, or release the Executive from, any obligation or commitment of the Executive contained in this Agreement.

6. Authority; No Other Payments or Benefits. The Executive expressly represents and warrants that the Executive is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that the Executive has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein. Except as expressly provided in this Agreement, the Executive acknowledges and agrees that he is not entitled to and will not receive any other compensation, payments, benefits, or recovery of any kind from any of the Company Released Parties, including without limitation any bonus, severance, equity or other payments or any amounts under the Employment Agreement or otherwise, including, without limitation, the reimbursement of legal fees for any matter whatsoever. In the event of any further proceedings whatsoever based upon any matter released herein, the Executive hereby waives, and agrees that the Executive shall not have and the Company Released Parties shall not be liable for, any further monetary or other recovery of any kind arising out of or related to any such matter, including without limitation any costs, expenses and attorneys’ fees incurred by or on behalf of the Executive.

7. Non-Admissions. Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Company Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct. The Company and the other Company Released Parties expressly deny any such illegal or wrongful conduct.

8. Nonsolicitation.

(a) The Executive agrees, on the Executive’s own behalf or on behalf of, through or in association with any other person or entity, that for a period of twelve (12) months following the Date of Termination, the Executive shall not in any manner (whether as sole proprietor, owner, principal, agent, independent contractor, partner, employee, consultant or otherwise on behalf of, through or in association with any other person or entity), directly or indirectly (without prior written consent of the Company) employ or solicit for employment for himself or any other business entity any individual (other than a current or former executive assistant (secretary) of the Executive), who is an employee, officer, agent or representative of the Company or any of its affiliates (or any successor corporation into which the Company may be merged or consolidated) at the time of such solicitation or employment.

9. Confidential Information and Non-Disparagement. The Executive agrees that:

(a) Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that the Executive has express authorization from the Company, the Executive agrees to keep secret and confidential indefinitely all non-public information (including, without limitation, financial information of the Company and its affiliates (including, without limitation, financial projections and valuations of the Company) concerning the Company and its affiliates which was acquired by or disclosed to the Executive during the course of his employment with or negotiations for employment with the Company, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity (whether or not such person, firm, or business entity is subject to an agreement regarding the confidentiality of such information), or to use it in any way.

(b) To the extent that any court or agency seeks to have the Executive disclose confidential information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of confidential information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(c) Nothing in the foregoing provisions of this Section 9 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of its affiliates, knowledge which is generally known (other than by reason of a violation of this Section 9) to persons of his experience in other companies in the same industry.

(d) The Executive agrees, on the Executive’s own behalf or on behalf of, through or in association with any other person or entity, following the Date of Termination, the Executive shall not in any manner, directly or indirectly, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its affiliates or the respective officers, directors, employees, advisors, businesses or reputations of the Company or any of its affiliates. The Company agrees that, following the Date of Termination, the Company (including, but not limited to any executives, officers, directors or employees of the Company) will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process, or from giving truthful testimony or evidence to a governmental entity.

10. Standstill; Corporate Opportunities.

(a) The Executive agrees, on the Executive’s own behalf or on behalf of, through or in association with any other person or entity, that for a period of eighteen (18) months following the Date of Termination, the Executive shall not, in any manner, directly or indirectly, take any of the following actions: (a) acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, any securities, including any debt securities (“Securities”) of the Company, or beneficial ownership thereof, or any Securities convertible or exchangeable into or exercisable for any Securities of the Company, or beneficial ownership thereof (other than Securities issued pursuant to a stock split, stock dividend or similar corporate action initiated by the Company with respect to any Securities beneficially owned by the Executive on the date of this Agreement), (b) acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, any property, asset or business of the Company or any of its affiliates, including any hotels or other real property, (c) acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, any ownership interest in any joint venture in which the Company or any of its affiliates is a party or any ownership interest in any partner of the Company or any of its affiliates in such a joint venture, (d) propose to any person, or effect or seek to effect, whether alone or in concert with others, any tender or exchange offer, merger, consolidation, acquisition, scheme, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, (e) make, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) to vote in favor of any proposal for which such solicitation is being made (other than any proposal supported by the Company’s Board of Directors), or seek to advise or influence any person with respect to the voting of, any voting securities of the Company for any purpose, (f) form, join, encourage, influence, advise or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any voting securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust or similar arrangement, (g) otherwise act, alone or in concert with others, to seek to control, advise, change or influence the management, Board of Directors, governing instruments, policies or affairs of the Company, (h) disclose any intention, plan or arrangement inconsistent with the foregoing or (i) encourage, advise, assist or facilitate the taking of any actions by any other person in connection with any of the foregoing. The Executive further agrees that, if at any time during such period, the Executive is approached, directly or indirectly, by any third party concerning the Executive’s participation in any of the above-mentioned matters, the Executive shall promptly inform the Company of the nature of any such matters and the parties involved.

(b) In addition to, and not in limitation of, any duties that the Executive may already owe to the Company by virtue of his prior service as a director or officer of the Company, the Executive, on the Executive’s own behalf or on behalf of, through or in association with any other person or entity, agrees that he shall not directly or indirectly, for himself or on behalf of any other person, participate in, invest in, purchase, or otherwise pursue in any manner any business opportunity that the Company is currently pursuing or has pursued during the last twelve (12) months or that the Executive has otherwise been made aware of as a result of his service as a director or officer of the Company.

11. Cooperation with the Company. The Executive agrees to cooperate fully with the Company and its counsel with respect to any litigation, investigation, government proceedings or general claims which relate to matters with which Executive was involved during the term of employment or service with the Company, subject to reimbursement of reasonable out-of-pocket travel costs and expenses. Such cooperation may include appearing from time to time at the offices of the Company or the Company’s counsel, or telephonically, for conferences and interviews and providing truthful testimony in depositions, court proceedings and administrative hearings as necessary for the Company to lawfully defend or prosecute claims, and in general providing the Company and its counsel with the full benefit of the Executive’s knowledge with respect to any such matter. The Executive agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties concerned.

12. Equitable Relief; Recoupment. The Executive agrees and acknowledges that remedies at law for any breach of his obligations under this Agreement are inadequate and that in addition thereto the Company and its affiliates shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such actual or threatened breach. The Executive further agrees and acknowledges that in the event the Executive breaches any of his obligations set forth in this Agreement (i) any performance shares or stock units that vest pursuant to Section 2(c) of this Agreement and that have not been distributed to the Executive at the time of any breach shall be immediately forfeited by the Executive and the Executive shall have no further rights with respect to such stock units and (ii) within ten (10) business days following the written demand by the Company for repayment, the Executive shall repay to the Company any severance payments made to the Executive pursuant to Section 2(b) of this Agreement. The Executive acknowledges that the covenants set forth in this Agreement are an essential element of this Agreement and that, but for the agreement of the Executive to comply with these covenants, the Company would not have entered into this Agreement. The Executive acknowledges that covenants contained in this Agreement each constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the Company.

13. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other parties hereto (or such other address for such parties as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other parties hereto (or such other facsimile number for such parties as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such parties pursuant to this Section 13:

If to the Company, to:

Strategic Hotels & Resorts, Inc.

200 West Madison Street, Suite 1700

Chicago, IL 60606-3415

Attn: Chairman of the Board of Directors

Facsimile: 312-658-5799

With a copy to:

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attn: John Kelsh

Facsimile: 312-853-7036

If to the Executive, to:

Laurence S. Geller

At the most recent address on file with the Company

14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Entire Agreement. This Agreement shall constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements (including, without limitation, the Employment Agreement) or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. The Executive acknowledges that the Company has not made any representations regarding the tax consequences of payments under this Agreement and that Executive has had the opportunity to consult Executive’s tax advisor, if any.

16. Successors and Assigns. This Agreement shall be enforceable by the Executive and the Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns. This Agreement may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent or other affiliate of the Company or any person which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company or of any division thereof. The Executive may not assign this Agreement and any such assignment shall be null and void.

17. Governing Law; Consent to Exclusive Jurisdiction and Venue. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to principles of choice or conflict of laws. The parties hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts located in Chicago, Illinois, and agree that any claim which may be brought arising out of or relating to this Agreement or any actual or threatened breach thereof shall be brought exclusively in any such Chicago, Illinois court.

18. Amendment and Waiver; Headings. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.

19. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

STRATEGIC HOTELS & RESORTS, INC.

By:	/s/ Raymond L. Gellein
Name:	Raymond L. Gellein
Its:	Chairman

/s/ Laurence S. Geller
LAURENCE S. GELLER

10